Exhibit 10.2

POLICIES AND PROCEDURES	PAGE 1 OF 3	NO. RS-01
DATE:	1 FEBRUARY, 2009 (revised)
SUBJECT:	SENIOR EXECUTIVE OFFICER BENEFITS
In addition to all of the fringe benefits provided to salaried employees, Senior Executive Officers (Chief Executive Officer, Chief Financial Officer and Executive Vice President) will have the following additional benefits:
1.	Insurance premiums will be one-half the amount paid by regular salaried employees, with equal seniority, for all individual and family health coverage. Life, disability and dental insurance coverage will be paid in full.

2.	Supplemental health insurance benefits for the officer and his dependents up to 6.5% of the total current base salary.

3.	The Chief Executive Officer will receive a social membership to the Minnehaha Country Club.

4.	Health club membership or equivalent in home exercise equipment.

5.	Inclusion in the Group Life Insurance and A.D. & D. policy at 2.0 times annualized base salary on February 1st each year, except that the current Chief Executive Officer Coverage is outlined in Item 6 below.

6.	Group and individual term policies for the current Chief Executive Officer will be provided according to the following schedule:

	Group	Individual
President and CEO	$50,000	$500,000
The above policies are funded by the company for the period of time employed by the company. The officer will have the option to convert or continue at officer’s expense upon termination or retirement.

7.	This section applies only to Senior Executive Officers elected before February 1, 2004. A second-to-die life policy will be provided to The Chief Executive Officer and the Chief Financial Officer in the amounts of $500,000 and $300,000 respectively. Premiums on this policy will be paid by the company until the policy is fully funded (the point where dividends of the policy are sufficient to pay the entire premium) provided that the officer is employed until “normal retirement” age or qualifies for “early retirement” in accordance with Raven policies and procedures.

Upon the officer’s retirement at the normal retirement age or if qualifying for early retirement in accordance with Raven Policies and Procedures the second-to-die life policy will be paid up by Raven at the time of the officer’s retirement. The premium benefit for the paid up policy will be

Exhibit 10.2

POLICIES AND PROCEDURES	PAGE 2 OF 3	NO. RS-01
DATE:	1 FEBRUARY, 2009 (revised)
SUBJECT:	SENIOR EXECUTIVE OFFICER BENEFITS
grossed up at the end of the calendar year.

If the officer terminates employment before qualifying for either normal or early retirement the officer will have the option to continue the policy by paying the premiums or may exercise one of the conversion features available in the policy.

8.	For Senior Executive Officers elected before February 1, 2004, long-term care insurance will be provided to the officer and officer’s spouse.

9.	Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

10.	Two additional weeks of paid vacation in addition to the regular established vacation policy.

11.	Physical examinations provided by the company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

12.	Officer’s annual base salary will be grossed up at the end of the calendar year to compensate for any additional payroll and income tax burden created by the treatment of the officer’s benefits under numbers 1, 2, 5, 6, 7, 8 and 11, above, as additional income.

13.	Senior Executive Officer Retirement & Benefits

This section applies only to Senior Executive Officers retiring after February 1, 2009. Benefits to officers retiring before that date will be governed by the policy in effect at retirement.

Full retirement benefits will be available to any senior executive officer who retires between the ages of 65 and 70, or who chooses early retirement. Early retirement is defined as the first day of any month after the officer’s years of service, plus attained age equals or exceeds the sum of 80, or any date between then and age 65.

Those benefits are:
(A)	Continued group hospital, medical, and dental coverage for the officer, spouse and eligible dependents until the officer attains the eligibility age for Medicare (presently age 65 or disabled). Premiums will be the same rate available to active senior executive officers.

(B)	Upon Medicare eligibility, the officer and spouse will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the

Exhibit 10.2

POLICIES AND PROCEDURES	PAGE 3 OF 3	NO. RS-01
DATE:	1 FEBRUARY, 2009 (revised)
SUBJECT:	SENIOR EXECUTIVE OFFICER BENEFITS
officer’s and spouse’s life.

The spouse’s coverage will be discontinued in the event an officer’s spouse remarries after the death of an officer. However, the spouse would then be provided the option of continued coverage by paying the Raven group premium for such coverage.

(C)	Upon retirement, supplemental health insurance benefits for the officer and his dependents will be provided annually for the rest of the officer’s and spouse’s lives at an amount of up to 10% of the officer’s highest total annual compensation (salary and bonus) during any one of the officer’s last 5 years of employment with the company.

(D)	For Senior Executive Officers elected before February 1, 2004, long-term care insurance will continue for the rest of the officer’s and spouse’s life. The spouse’s coverage will be discontinued in the event an officer’s spouse remarries after the death of an officer.

(E)	To the extent retirement benefits are included in taxable income, retired Senior Executive Officers will be grossed up at the end of the calendar year to compensate for additional income and payroll tax burden.